UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 13)


                             Winn-Dixie Stores, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   974280 10 9
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 [_]          Rule 13d-1(b)

                 [_]          Rule 13d-1(c)

                 [X]          Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           D.D.I., Inc.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a)  [X]
                                                                      (b)  [_]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Florida - United States
--------------------------------------------------------------------------------

        NUMBER OF              5      SOLE VOTING POWER

          SHARES                        47,873,468
                            ----------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                       -0-
                            ----------------------------------------------------
           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                       47,873,468
                            ----------------------------------------------------
          PERSON               8      SHARED DISPOSITIVE POWER

           WITH                         -0-
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            47,873,468
--------------------------------------------------------------------------------
10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                      [_]

            None Excluded
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            34.3%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO
================================================================================




                               Page 2 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------

                            Winn-Dixie Stores, Inc.


           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ----------       ------------------------------------------------

                            5050 Edgewood Ct., Jacksonville, FL 32254-3699


           Item 2(a).       Name of Person Filing:
           ---------        ---------------------

                            D.D.I., Inc.


           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       ------------------------------------------------
                            Residence:
                            ---------

                            4310 Pablo Oaks Court, Jacksonville, FL 32224


           Item 2(c).       Citizenship:
           ---------        -----------

                            Florida - United States


           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------

                            Common Stock


           Item 2(e).       CUSIP Number:
           ---------        ------------

                            974280 10 9


           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------

                            N/A


           Item 4.          Ownership
           ------           ---------

                            The following ownership information is provided as of December 31, 2000. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

                            (a)       Amount Beneficially Owned:  47,873,468

                            (b)       Percent of Class:  34.3%



                               Page 3 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            47,873,468

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            -0-

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            47,873,468

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            -0-

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------

                            N/A


           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            ---------------

                            N/A


           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquired the Security Being Reported on By the
                            ----------------------------------------------------
                            Parent Holding Company.
                            ----------------------

                            N/A


           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------

                            See Exhibit I for the identity of the
                            group members filing this schedule.


           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------

                            N/A


           Item 10.         Certification.
           -------          -------------
                            N/A



                               Page 4 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------




                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2001


By:   /s/ H. J. Skelton
   -----------------------------

D.D.I., Inc.
H. J. Skelton, President








                               Page 5 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Davis Family Special Trust 2001
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)  [X]
                                                                (b)  [_]

--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Florida - United States
--------------------------------------------------------------------------------

        NUMBER OF              5      SOLE VOTING POWER

          SHARES                        54,160,950
                            ----------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                       -0-
                            ----------------------------------------------------
           EACH                7      SOLE DISPOSITIVE POWER
                            ----------------------------------------------------
        REPORTING                       54,160,950

          PERSON               8      SHARED DISPOSITIVE POWER

           WITH                         -0-
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            54,160,950
--------------------------------------------------------------------------------
10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                      [_]

            None Excluded
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            38.8%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
================================================================================



                               Page 6 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------

                            Winn-Dixie Stores, Inc.


           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ----------       ------------------------------------------------

                            5050 Edgewood Ct., Jacksonville, FL 32254-3699


           Item 2(a).       Name of Person Filing:
           ---------        ---------------------

                            Davis Family Special Trust 2001


           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       ------------------------------------------------
                            Residence:
                            ---------

                            4310 Pablo Oaks Court, Jacksonville, FL 32224


           Item 2(c).       Citizenship:
           ---------        -----------

                            Florida - United States


           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------

                            Common Stock


           Item 2(e).       CUSIP Number:
           ---------        ------------

                            974280 10 9


           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------

                            N/A


           Item 4.          Ownership
           ------           ---------

                            The following ownership information is provided as of December 31, 2000. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                            (a)       Amount Beneficially Owned:  54,160,950

                            (b)       Percent of Class:  38.8%




                               Page 7 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            54,160,950

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            -0-

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            54,160,950

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            -0-


           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------

                            N/A


           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------

                            N/A


           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquiredthe Security Being Reported on By the
                            ---------------------------------------------------
                            Parent Holding Company.
                            ------------------------

                            N/A


           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------

                            See Exhibit I for the identity of the group members filing this schedule.


           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------

                            N/A


           Item 10.         Certification.
           -------          -------------

                            N/A





                               Page 8 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------




                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2001


By:   /s/ Scott A. Oko


Davis Family Special Trust 2001
Scott A. Oko, Trustee







                               Page 9 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Scott A. Oko
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a)  [X]
                                                                    (b)  [_]

--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Florida - United States
--------------------------------------------------------------------------------

        NUMBER OF              5      SOLE VOTING POWER

          SHARES                        54,160,950

       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                       -0-

           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                       54,160,950

          PERSON               8      SHARED DISPOSITIVE POWER

           WITH                         -0-
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            54,160,950
--------------------------------------------------------------------------------
10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                      [_]

            None Excluded
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            38.8%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
================================================================================



                              Page 10 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------

                            Winn-Dixie Stores, Inc.


           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ----------       ------------------------------------------------

                            5050 Edgewood Ct., Jacksonville, FL 32254-3699


           Item 2(a).       Name of Person Filing:
           ---------        ---------------------

                            Scott A. Oko


           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       ------------------------------------------------
                            Residence:
                            ---------

                            4310 Pablo Oaks Court, Jacksonville, FL 32224


           Item 2(c).       Citizenship:
           ---------        -----------

                            Florida - United States


           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------

                            Common Stock


           Item 2(e).       CUSIP Number:
           ---------        ------------

                            974280 10 9


           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------

                            N/A


           Item 4.          Ownership
           ------           ---------

                            The following ownership information is provided as of December 31, 2000. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                            (a)       Amount Beneficially Owned:  54,160,950

                            (b)       Percent of Class:  38.8%




                              Page 11 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            54,160,950

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            -0-

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            54,160,950

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            -0-


           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------

                            N/A


           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------

                            N/A


           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquiredthe Security Being Reported on By the
                            ---------------------------------------------------
                            Parent Holding Company.
                            ------------------------

                            N/A


           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------

                            See Exhibit I for the identity of the group members filing this schedule.


           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------

                            N/A


           Item 10.         Certification.
           -------          -------------

                            N/A





                               Page 12 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2001



/s/ Scott A. Oko


Scott A. Oko





                              Page 13 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           SIVAD Investors, L.L.C.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)  [X]
                                                                (b)  [_]

--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas - United States
--------------------------------------------------------------------------------

        NUMBER OF              5      SOLE VOTING POWER

          SHARES                        22,132,800
                            ----------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                       -0-
                            ----------------------------------------------------
           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                       22,132,800
                            ----------------------------------------------------
          PERSON               8      SHARED DISPOSITIVE POWER

           WITH                         -0-
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            22,132,800
--------------------------------------------------------------------------------
10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                      [_]

            None Excluded
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            15.9%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
================================================================================



                              Page 14 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------

                            Winn-Dixie Stores, Inc.


           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ----------       ------------------------------------------------

                            5050 Edgewood Ct., Jacksonville, FL 32254-3699


           Item 2(a).       Name of Person Filing:
           ---------        ---------------------

                            SIVAD Investors, L.L.C.


           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       ------------------------------------------------
                            Residence:
                            ---------

                            910 Louisiana, suite 3431, Houston, TX  77002


           Item 2(c).       Citizenship:
           ---------        -----------

                            Texas - United States


           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------

                            Common Stock


           Item 2(e).       CUSIP Number:
           ---------        ------------

                            974280 10 9


           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------

                            N/A


           Item 4.          Ownership
           ------           ---------

                            The following ownership information is provided as of December 31, 2000. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                            (a)       Amount Beneficially Owned:  22,132,800

                            (b)       Percent of Class:  15.9%



                              Page 15 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            22,132,800

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            -0-

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            22,132,800

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            -0-

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------

                            N/A


           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------

                            N/A


           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquiredthe Security Being Reported on By the
                            ---------------------------------------------------
                            Parent Holding Company.
                            ------------------------

                            N/A


           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------

                            See Exhibit I for the identity of the group members filing this schedule.


           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------

                            N/A


           Item 10.         Certification.
           -------          -------------

                            N/A





                               Page 16 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2001



By:   /s/ H. J. Skelton


SIVAD Investors, L.L.C.
H. J. Skelton, President







                              Page 17 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           DAVFAM, Ltd.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)  [X]
                                                                (b)  [_]

--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas - United States
--------------------------------------------------------------------------------

        NUMBER OF              5      SOLE VOTING POWER

          SHARES                        22,132,800
                            ----------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                       -0-
                            ----------------------------------------------------
           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                       22,132,800
                            ----------------------------------------------------
          PERSON               8      SHARED DISPOSITIVE POWER

           WITH                         -0-
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            22,132,800
--------------------------------------------------------------------------------
10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                      [_]

            None Excluded
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            15.9%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
================================================================================



                              Page 18 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------

                            Winn-Dixie Stores, Inc.


           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ----------       ------------------------------------------------

                            5050 Edgewood Ct., Jacksonville, FL 32254-3699


           Item 2(a).       Name of Person Filing:
           ---------        ---------------------

                            DAVFAM, Ltd.


           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       ------------------------------------------------
                            Residence:
                            ---------

                            910 Louisiana, suite 3431, Houston, TX 77002


           Item 2(c).       Citizenship:
           ---------        -----------

                            Texas - United States


           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------

                            Common Stock


           Item 2(e).       CUSIP Number:
           ---------        ------------

                            974280 10 9


           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------

                            N/A


           Item 4.          Ownership
           ------           ---------

                            The following ownership information is provided as of December 31, 2000. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                            (a)       Amount Beneficially Owned:  22,132,800

                            (b)       Percent of Class:  15.9%




                              Page 19 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            22,132,800

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            -0-

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            22,132,800

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            -0-

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------

                            N/A


           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------

                            N/A


           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquiredthe Security Being Reported on By the
                            ---------------------------------------------------
                            Parent Holding Company.
                            ------------------------

                            N/A


           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------

                            See Exhibit I for the identity of the group members filing this schedule.


           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------

                            N/A


           Item 10.         Certification.
           -------          -------------

                            N/A





                               Page 20 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2001



By:   /s/ H. J. Skelton


DAVFAM, Ltd.
By:     SIVAD Investors, L.L.C.
          General Partner
H. J. Skelton, President





                              Page 21 of 52 Pages

004.248262.1
                                                Page 25 of 1 Pages


------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           SIVAD Investors II, L.L.C.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)  [X]
                                                                (b)  [_]

--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas - United States
--------------------------------------------------------------------------------

        NUMBER OF              5      SOLE VOTING POWER

          SHARES                        21,257,959
                            ----------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                       -0-
                            ----------------------------------------------------
           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                       21,257,959
                            ----------------------------------------------------
          PERSON               8      SHARED DISPOSITIVE POWER

           WITH                         -0-
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            21,257,959
--------------------------------------------------------------------------------
10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                      [_]

            None Excluded
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            15.2%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
================================================================================



                              Page 22 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------

                            Winn-Dixie Stores, Inc.


           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ----------       ------------------------------------------------

                            5050 Edgewood Ct., Jacksonville, FL 32254-3699


           Item 2(a).       Name of Person Filing:
           ---------        ---------------------

                            SIVAD Investors II, L.L.C.


           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       -------------------------------------------------
                            Residence:
                            ---------

                            910 Louisiana, suite 3431, Houston, TX 77002


           Item 2(c).       Citizenship:
           ---------        -----------

                            Texas - United States


           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------

                            Common Stock


           Item 2(e).       CUSIP Number:
           ---------        ------------

                            974280 10 9


           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------

                            N/A


           Item 4.          Ownership
           ------           ---------

                            The following ownership information is provided as of December 31, 2000. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                            (a)       Amount Beneficially Owned:  21,257,959

                            (b)       Percent of Class:  15.2%



                              Page 23 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            21,257,959

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            -0-

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            21,257,959

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            -0-

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------

                            N/A


           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------

                            N/A


           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquiredthe Security Being Reported on By the
                            ---------------------------------------------------
                            Parent Holding Company.
                            ------------------------

                            N/A


           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------

                            See Exhibit I for the identity of the group members filing this schedule.


           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------

                            N/A


           Item 10.         Certification.
           -------          -------------

                            N/A





                               Page 24 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2001


By:   /s/ H. J. Skelton


SIVAD Investors II, L.L.C.
H. J. Skelton, President







                              Page 25 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           DAVFAM II, Ltd.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)  [X]
                                                                (b)  [_]

--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas - United States
--------------------------------------------------------------------------------

        NUMBER OF              5      SOLE VOTING POWER

          SHARES                        21,257,959
                            ----------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                       -0-
                            ----------------------------------------------------
           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                       21,257,959
                            ----------------------------------------------------
          PERSON               8      SHARED DISPOSITIVE POWER

           WITH                         -0-
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            21,257,959
--------------------------------------------------------------------------------
10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                      [_]

            None Excluded
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            15.2%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
================================================================================

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------

                            Winn-Dixie Stores, Inc.


           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ----------       ------------------------------------------------

                            5050 Edgewood Ct., Jacksonville, FL 32254-3699


           Item 2(a).       Name of Person Filing:
           ---------        ---------------------

                                 DAVFAM II, Ltd.


           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       ------------------------------------------------
                            Residence:
                            ---------

                            910 Louisiana, suite 3431, Houston, TX 77002


           Item 2(c).       Citizenship:
           ---------        -----------

                            Texas - United States


           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------

                            Common Stock


           Item 2(e).       CUSIP Number:
           ---------        ------------

                            974280 10 9


           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------

                            N/A


           Item 4.          Ownership
           ------           ---------

                            The following ownership information is provided as of December 31, 2000. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                            (a)       Amount Beneficially Owned:  21,257,959

                            (b)       Percent of Class:  15.2%



                              Page 27 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            21,257,959

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            -0-

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            21,257,959

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            -0-


           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------

                            N/A


           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------

                            N/A


           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquiredthe Security Being Reported on By the
                            ---------------------------------------------------
                            Parent Holding Company.
                            ------------------------

                            N/A


           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------

                            See Exhibit I for the identity of the group members filing this schedule.


           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------

                            N/A


           Item 10.         Certification.
           -------          -------------

                            N/A





                               Page 28 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2001



By:   /s/ H. J. Skelton


DAVFAM II, Ltd.
By:     SIVAD Investors II, L.L.C.
          General Partner
H. J. Skelton, President







                              Page 29 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           T. Wayne Davis
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)  [X]
                                                                (b)  [_]

--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Florida - United States
--------------------------------------------------------------------------------

        NUMBER OF              5      SOLE VOTING POWER

          SHARES                        701,924
                            ----------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                       50,357,936
                            ----------------------------------------------------
           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                       701,924
                            ----------------------------------------------------
          PERSON               8      SHARED DISPOSITIVE POWER

           WITH                         50,357,936
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            51,059,860
--------------------------------------------------------------------------------
10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                      [_]

            None Excluded
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            36.6%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
================================================================================



                              Page 30 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------

                            Winn-Dixie Stores, Inc.


           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ----------       ------------------------------------------------

                            5050 Edgewood Ct., Jacksonville, FL 32254-3699


           Item 2(a).       Name of Person Filing:
           ---------        ---------------------

                            T. Wayne Davis


           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       -------------------------------------------------
                            Residence:
                            ---------

                            1910 San Marco Blvd., Jacksonville, FL 32207


           Item 2(c).       Citizenship:
           ---------        -----------

                            Florida - United States


           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------

                            Common Stock


           Item 2(e).       CUSIP Number:
           ---------        ------------

                            974280 10 9


           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------

                            N/A


           Item 4.          Ownership
           ------           ---------

                            The following ownership information is provided as of December 31, 2000. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

                            (a)       Amount Beneficially Owned:  51,059,860

                            (b)       Percent of Class:  36.6%



                              Page 31 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            701,924

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            50,357,936

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            701,924

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            50,357,936


           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------

                            N/A


           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------

                            N/A


           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquiredthe Security Being Reported on By the
                            ---------------------------------------------------
                            Parent Holding Company.
                            ------------------------

                            N/A


           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------

                            See Exhibit I for the identity of the group members filing this schedule.


           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------

                            N/A


           Item 10.         Certification.
           -------          -------------

                            N/A





                               Page 32 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2001



By:   /s/ H. J. Skelton


T. Wayne Davis, Director
By:  H. J. Skelton, Attorney-in-Fact







                              Page 33 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           A. Dano Davis
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)  [X]
                                                                (b)

--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Florida - United States
--------------------------------------------------------------------------------

        NUMBER OF              5      SOLE VOTING POWER

          SHARES                        1,047,226
                            ----------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                       50,575,943
                            ----------------------------------------------------
           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                       1,047,226
                            ----------------------------------------------------
          PERSON               8      SHARED DISPOSITIVE POWER

           WITH                         50,575,943
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            51,623,169
--------------------------------------------------------------------------------
10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                      [_]

            None Excluded
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            37.0%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
================================================================================



                              Page 34 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------

                            Winn-Dixie Stores, Inc.


           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ----------       ------------------------------------------------

                            5050 Edgewood Ct., Jacksonville, FL 32254-3699


           Item 2(a).       Name of Person Filing:
           ---------        ---------------------

                            A. Dano Davis


           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       -------------------------------------------------
                            Residence:
                            ---------

                            5050 Edgewood Ct., Jacksonville, FL 32254-3699


           Item 2(c).       Citizenship:
           ---------        -----------

                            Florida - United States


           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------

                            Common Stock


           Item 2(e).       CUSIP Number:
           ---------        ------------

                            974280 10 9


           Item 3.          If this statement is filed pursuant to Rules
           ------           ---------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------

                            N/A


           Item 4.          Ownership
           ------           ---------

                            The following ownership information is provided as of December 31, 2000. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

                            (a)       Amount Beneficially Owned:  51,623,169

                            (b)       Percent of Class:  37.0%



                              Page 35 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            1,047,226

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            50,575,943

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            1,047,226

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            50,575,943

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------

                            N/A


           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------

                            N/A


           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquiredthe Security Being Reported on By the
                            ---------------------------------------------------
                            Parent Holding Company.
                            ------------------------

                            N/A


           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------

                            See Exhibit I for the identity of the group members filing this schedule.


           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------

                            N/A


           Item 10.         Certification.
           -------          -------------

                            N/A





                               Page 36 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2001



By:   /s/ H. J. Skelton


A. Dano Davis, Director
By:  H. J. Skelton, Attorney-in-Fact







                              Page 37 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Robert D. Davis
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)  [X]
                                                                (b)  [_]

--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Florida - United States
--------------------------------------------------------------------------------

        NUMBER OF              5      SOLE VOTING POWER

          SHARES                        287,493
                            ----------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                       49,422,628
                            ----------------------------------------------------
           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                       287,493
                            ----------------------------------------------------
          PERSON               8      SHARED DISPOSITIVE POWER

           WITH                         49,422,628
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            49,710,121
--------------------------------------------------------------------------------
10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                      [_]

            None Excluded
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            35.6%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
================================================================================



                              Page 38 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------

                            Winn-Dixie Stores, Inc.


           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ----------       ------------------------------------------------

                            5050 Edgewood Ct., Jacksonville, FL 32254-3699


           Item 2(a).       Name of Person Filing:
           ---------        ---------------------

                            Robert D. Davis


           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       ------------------------------------------------
                            Residence:
                            ---------

                            4310 Pablo Oaks Court, Jacksonville, FL 32224


           Item 2(c).       Citizenship:
           ---------        -----------

                            Florida - United States


           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------

                            Common Stock


           Item 2(e).       CUSIP Number:
           ---------        ------------

                            974280 10 9


           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------

                            N/A


           Item 4.          Ownership
           ------           ---------

                            The following ownership information is provided as of December 31, 2000. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

                            (a)       Amount Beneficially Owned:  49,710,121

                            (b)       Percent of Class:  35.6%




                              Page 39 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            287,493

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            49,422,628

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            287,493

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            49,422,628


           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------

                            N/A


           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------

                            N/A


           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquiredthe Security Being Reported on By the
                            ---------------------------------------------------
                            Parent Holding Company.
                            ------------------------

                            N/A


           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------

                            See Exhibit I for the identity of the group members filing this schedule.


           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------

                            N/A


           Item 10.         Certification.
           -------          -------------

                            N/A





                               Page 40 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2001



By:   /s/ H. J. Skelton


Robert D. Davis
By:  H. J. Skelton, Attorney-in-Fact







                              Page 41 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Charles P. Stephens
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)  [X]
                                                                (b)  [_]

--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Georgia - United States
--------------------------------------------------------------------------------

        NUMBER OF              5      SOLE VOTING POWER

          SHARES                        211,517

       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                       49,720,333

           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                       211,517

          PERSON               8      SHARED DISPOSITIVE POWER

           WITH                         49,720,333
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            49,931,850
--------------------------------------------------------------------------------
10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                      [_]

            None Excluded
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            35.8%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
================================================================================




                              Page 42 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------

                            Winn-Dixie Stores, Inc.


           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ----------       ------------------------------------------------

                            5050 Edgewood Ct., Jacksonville, FL 32254-3699


           Item 2(a).       Name of Person Filing:
           ---------        ---------------------

                            Charles P. Stephens


           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       -------------------------------------------------
                            Residence:
                            ---------

                            P O Box 2100, Peachtree City, GA 30269


           Item 2(c).       Citizenship:
           ---------        -----------

                            Georgia - United States


           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------

                            Common Stock


           Item 2(e).       CUSIP Number:
           ---------        ------------

                            974280 10 9


           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------

                            N/A


           Item 4.          Ownership
           ------           ---------

                            The following ownership information is provided as of December 31, 2000. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

                            (a)       Amount Beneficially Owned:  49,931,850

                            (b)       Percent of Class:  35.8%



                              Page 43 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            211,517

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            49,720,333

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            211,517

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            49,720,333


           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------

                            N/A


           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------

                            N/A


           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquiredthe Security Being Reported on By the
                            ---------------------------------------------------
                            Parent Holding Company.
                            ------------------------

                            N/A


           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------

                            See Exhibit I for the identity of the group members filing this schedule.


           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------

                            N/A


           Item 10.         Certification.
           -------          -------------

                            N/A





                               Page 44 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2001



By:   /s/ H. J. Skelton


Charles P. Stephens, Director
By:  H. J. Skelton, Attorney-in-Fact



                              Page 45 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           H. J. Skelton
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)  [X]
                                                                   (b)  [_]

--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Florida - United States
--------------------------------------------------------------------------------

        NUMBER OF              5      SOLE VOTING POWER

          SHARES                        211,821
                            ----------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                       50,764,896
                            ----------------------------------------------------
           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                       211,821
                            ----------------------------------------------------
          PERSON               8      SHARED DISPOSITIVE POWER

           WITH                         50,764,896
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            50,976,717
--------------------------------------------------------------------------------
10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                      [_]

            None Excluded
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            36.5%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
================================================================================



                              Page 46 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------

                            Winn-Dixie Stores, Inc.


           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ----------       ------------------------------------------------

                            5050 Edgewood Ct., Jacksonville, FL 32254-3699


           Item 2(a).       Name of Person Filing:
           ---------        ---------------------

                            H. J. Skelton


           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       ------------------------------------------------
                            Residence:
                            ---------

                            4310 Pablo Oaks Court, Jacksonville, FL 32224


           Item 2(c).       Citizenship:
           ---------        -----------

                            Florida - United States


           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------

                            Common Stock


           Item 2(e).       CUSIP Number:
           ---------        ------------

                            974280 10 9


           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------

                            N/A


           Item 4.          Ownership
           ------           ---------

                            The following ownership information is provided as of December 31, 2000. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

                            (a)       Amount Beneficially Owned:  50,976,717

                            (b)       Percent of Class:  36.5%



                              Page 47 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            211,821

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            50,764,896

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            211,821

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            50,764,896


           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------

                            N/A


           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------

                            N/A


           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquiredthe Security Being Reported on By the
                            ---------------------------------------------------
                            Parent Holding Company.
                            ------------------------

                            N/A


           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------

                            See Exhibit I for the identity of the group members filing this schedule.


           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------

                            N/A


           Item 10.         Certification.
           -------          -------------

                            N/A





                               Page 48 of 52 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2001



/s/ H. J. Skelton

H. J. Skelton






                              Page 49 of 52 Pages

                                                          OWNERS OF 5% OR MORE OF OUTSTANDING SHARES                      Exhibit  I
                                                                        DECEMBER 31, 2000

                                                                                     SOLE VOTING AND DISPOSITIVE POWER

                              Total         T. WAYNE          A. DANO           ROBERT           CHARLES            H. J
                              No. of        DAVIS             DAVIS             D. DAVIS         P. STEPHENS        SKELTON
OWNER  (**)                   Shares        ("TWD")           ("DANO")          ("RDD")          ("CPS")            ("HJS")
-----------                   ------        --------          --------          --------         -----------        -------

DFS TRUST 2001             10,770,191 (A)   -                 -                 -                -                  -
DAVFAM, LTD.               22,132,800 (B)   -                 -                 -                -                  -
DAVFAM II, LTD.            21,257,959 (C)   -                 -                 -                -                  -
FND, LTD.                     484,374 (D)   -                 -                 -                -                  -
ADFAM PARTNERS, LTD.            7,846 (E)   -                 -                 -                -                  -
VD - WD CHARITIES, INC.     1,056,340 (F)   -                 -                 -                -                  -
FLODOT, L.L.C.                 30,000 (G)   -                 -                 -                -                  -
JED - WD CHARITIES, INC.       12,572 (H)   -                 -                 -                -                  -
JED FAMILY TRUSTS             396,299 (I)   -                  3,000            -                -                  -
DANO FAMILY AND TRUST         193,070 (J)   -                 59,886            -                -                   17,204
 ADFAM CHARITIES, INC.            600 (K)   -                 -                 -                -                  -
ADD FAMILY                     86,008       -                 -                 -                -                  -
RDD FAMILY AND TRUSTS         110,789 (L)   -                 -                 6,000            -                  104,789
MAD FAMILY TRUSTS              12,368 (M)   -                 -                 -                -                  -
CPS FAMILY                  1,039,017 (N)   -                 -                 -                211,517            -
TWD - WD CHARITIES, INC.       24,000 (O)   -                 -                 -                -                  -
TWD - RETIREMENT PLANS          1,400         1,400           -                 -                -                  -
OTHER FAM AND TRS OF TWD    1,208,125 (P)   -                 -                 -                -                    5,508
TWD FAMILY                    309,633 (Q)   233,758           -                 -                -                  -
HJS                            17,600       -                 -                 -                -                   17,600

                           59,150,991       235,158           62,886            6,000            211,517            145,101
                           ==========       =======           ======            =====            =======            =======
    Percent of Class       42.4%            0.2%              0.0%              0.0%             0.2%               0.1%

                                                                                     SHARED VOTING
                                                                                         AND
                           DDI,              DFS TRUST 2001    Other Family        DISPOSITIVE POWER
                           INC. (*)          SAO (***)         Members Owning   Other Than
                           ("DDI")           ("DFS") (A)       Less than 5%     DAVFAM           DAVFAM (*)
                           --------          --------------    --------------   -----------      ----------

DFS TRUST 2001             -                 10,770,191        -                -                -
DAVFAM, LTD.               22,132,800        22,132,800        -                -                22,132,800
DAVFAM II, LTD.            21,257,959        21,257,959        -                -                21,257,959
FND, LTD.                  -                 -                 -                  484,374        -
ADFAM PARTNERS, LTD.       -                 -                 -                    7,846        -
VD - WD CHARITIES, INC.    -                 -                 -                1,056,340        -
FLODOT, L.L.C.             -                 -                 -                   30,000        -
JED - WD CHARITIES, INC.   -                 -                 -                   12,572        -
JED FAMILY TRUSTS          -                 -                 233,850            159,449        -
DANO FAMILY AND TRUST      -                 -                     500            115,480        -
 ADFAM CHARITIES, INC.     -                 -                 -                      600        -
ADD FAMILY                 -                 -                  86,008          -                -
RDD FAMILY AND TRUSTS      -                 -                 -                -                -
MAD FAMILY TRUSTS          -                 -                 -                   12,368        -
CPS FAMILY                 -                 -                  36,975            790,525        -
TWD - WD CHARITIES, INC.   -                 -                 -                   24,000        -
TWD - RETIREMENT PLANS     -                 -                 -                -                -
OTHER FAM AND TRS OF TWD   -                 -                   1,509          1,201,108        -
TWD FAMILY                 -                 -                  28,184             47,691        -
HJS                        -                 -                                                   -

                           43,390,759        54,160,950        387,026          3,942,353        43,390,759
                           ==========        ==========        =======          =========        ==========
    Percent of Class       31.1%             38.8%             0.3%             2.8%             31.1%


(*)    Not included in totals.
(**) References to ADD and JED pertain to A. Darius Davis and James E. Davis, respectively. ADD, JED, Tine W. Davis ("Tine") and M. Austin Davis ("MAD"), all of which were brothers and the founders of the issuer, are deceased. RDD, DANO, TWD and CPS are the son of ADD, son of JED, son of Tine, and son-in-law of MAD, respectively.
(***)  References to SAO pertain to Scott A. Oko, trustee of DFS Trust 2001.

(A) A trust, formed on December 19, 2000, to which certain shareholders of the issuer, DDI, Inc. and Estuary Corporation ("Estuary") and the sole shareholder of ADSONS, Inc. ("ADSONS") (collectively, the "Grantors") contributed their shares of such corporations' stock in exchange for separate shares of beneficial interest in the trust. As a result of such contributions of securities by the Grantors, the trust has beneficial interest in 38.8% of the issuer's common stock. Such shares of beneficial interest in the trust were held directly or by affiliated limited partnerships and corporations on December 31, 2000. On January 2, 2001, the trust was terminated and the following shares of the issuer's common stock, which were held directly by the trust, were distributed to Grantors for which the following reporting persons have sole or shared voting and dispositive powers.

                                      Voting and
                                 Dispositive Powers
                         --------------------------------------
        Reporting
           Person            Sole                   Shared
        ------------      --------------------------------------
           TWD               466,766                 155,329
           DANO              984,340                 874,260
           RDD               281,493
           CPS
           HJS                66,720               1,201,848
           DDI             4,482,709  (*)
                           ---------               ---------
                           6,282,028               2,231,437

         (*)  Also shared by TWD, DANO, RDD, CPS and HJS.

(B) Limited partnership of which SIVAD Investors, LLC, a Limited Liability Corporation owned 99% by DDI and 1% by Estuary, is a 1.59% general partner and DDI, Estuary, ADSONS and FND, Ltd. are 84.37%, 4.50%, 4.52% and 5.02% limited partners, respectively.

(C) Limited partnership of which SIVAD Investors II, LLC, a Limited Liability Corporation owned 99% by DDI and 1% by Estuary, is a .44% general partner and DDI, Estuary and ADSONS are 80.87%, 13.79%, and 4.90% limited partners, respectively.

(D) Limited partnership of which trusts FBO DANO and his sister and DANO is sole or co-trustee of are 97.72% limited partners and a corporation of which DANO controls the ownership of 93.05% is the 1.04% general partner. RDD, DANO and HJS are directors of the general partner.

(E) Limited partnership of which RODA Trust, a revocable trust of which RDD is sole trustee and beneficiary, is a 5.04% limited partner, two irrevocable trusts FBO RDD and his brother and HJS is trustee are 57.77% and 19.26% limited partners, respectively, and a corporation of which RODA Trust is a 50% shareholder is a 2.32% general partner. HJS is also sole trustee of 15 trusts FBO other family members of RDD which cumulatively are 5.0% limited partners.

(F) Private charitable foundation of which TWD, DANO, RDD, CPS and HJS are directors and RDD and HJS are officers.

(G) Limited Liability Corporation controlled by DANO's sister and her five children.

(H) Private charitable foundation of which DANO, his sister, his mother and HJS are directors and DANO and HJS are officers.

(I) Trusts of which DANO and/or his sister are co-trustees or sole trustee, and his mother, sister and his sister's children are the beneficiaries.

(J) DANO's son, individually, and trusts FBO DANO's sons of which DANO is sole trustee or co-trustee with HJS or HJS is sole trustee.

(K) Private charitable foundation of which RDD and HJS are both directors and officers.

(L) RDD's wife, individually, and trusts FBO children and grandchildren of RDD of which HJS is sole trustee.

(M) Irrevocable trusts of which HJS is co-trustee and MAD family members are the beneficiaries.

(N) CPS, his wife, and his son, each individually, CPS' wife as custodian for CPS' son and irrevocable trusts of which CPS is co-trustee with his wife and his wife and children are beneficiaries.

(O)      Private charitable foundation of which TWD is a director.

(P) TWD's sister's spouse, individually, trusts FBO TWD's mother and nephew of which TWD is co-trustee and trusts FBO TWD's sister's grandchildren of which HJS is sole trustee.

(Q) TWD, individually and as custodian for his grandchildren, a revocable trust of which TWD is sole trustee and beneficiary and irrevocable trusts FBO TWD and his daughter of which TWD is co-trustee.